Exhibit 10.30

Execution Copy

TAX ABATEMENT AGREEMENT

Dated as of December 1, 2005

BETWEEN THE

CITY OF GARNETT, KANSAS

AND

EAST KANSAS AGRI-ENERGY, L.L.C.

Prepared By:

Gilmore & Bell, P.C.
Kansas City, Missouri

TAX ABATEMENT AGREEMENT

THIS TAX ABATEMENT AGREEMENT, dated as of December 1, 2005 (the “Agreement”), between the CITY OF GARNETT, KANSAS, a municipal corporation organized and existing under the laws of the State of Kansas (the “City”), and EAST KANSAS AGRI-ENERGY, L.L.C., a Kansas limited liability company (the “Company”);

WITNESSETH:

WHEREAS, the City is authorized by K.S.A. 12-1740 to 12-1749d, inclusive, as amended (the “Act”), to acquire, purchase, construct and improve certain facilities for commercial, industrial and manufacturing purposes, to enter into leases and lease-purchase agreements with any person, firm or corporation for said projects, and to issue revenue bonds for the purpose of paying the cost of any such facilities;

WHEREAS, pursuant to such authorization, the governing body of the City has passed and approved an Ordinance authorizing the City to issue its Industrial Revenue Bonds (East Kansas Agri-Energy Project), Series 2005 (the “Bonds”), in the aggregate principal amount not to exceed $50,000,000, to finance the cost of acquiring, purchasing, constructing, installing and equipping a commercial project, consisting of an ethanol production facility, including land, buildings, structures, improvements, fixtures, machinery and equipment (the “Project”), and authorizing the City to lease the Project to East Kansas Agri-Energy, L.L.C. (the “Company”) pursuant to a Lease Agreement (the “Lease Agreement”) to be entered into by and between the City, as lessor, and the Company, as lessee, at the time the Bonds are issued;

WHEREAS, the City is authorized and empowered under the Act and K.S.A. 79-201a, as amended (the “Abatement Statute”) to exempt from ad valorem taxation all or any portion of the Project financed with the proceeds of the Bonds, subject to the limitations set forth in the Abatement Statute and this Agreement; and

WHEREAS, pursuant to the foregoing; the City desires to enter into this Agreement with the Company in consideration of the Company’s desire to purchase, construct and equip the Project upon the terms and conditions hereinafter set forth and in the Lease Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements herein contained, the City and the Company hereby represent, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                Definitions of Words and Terms. The following words and terms as used herein shall have the following meanings:

“Abatement Statute” means K.S.A. 79-201a, as amended.

“Agreement” means this Tax Abatement Agreement dated as of December 1, 2005, between the City and the Company, as from time to time amended and supplemented in accordance with the provisions hereof.

“Board of Tax Appeals” means the State of Kansas Board of Tax Appeals.

“Bond Financed Portion of the Project” means that portion of the Project financed from the proceeds of the Bonds as evidenced by the requisitions submitted by the Company to the bond trustee in accordance with Section 2.8 hereof.

“Bonds” means the City’s Industrial Revenue Bonds (East Kansas Agri-Energy Project), Series 2005, issued in the aggregate maximum principal amount of $50,000,000.

“City” means the City of Garnett, Kansas.

“Company” means East Kansas Agri-Energy, L.L.C., a Kansas limited liability company, and its successors and assigns.

“Event of Default” means any Event of Default as described in Section 5.1 hereof.

“Exempt Period” means calendar years 2006 through 2015, inclusive.

“Exempt Property” means all Property that is exempt from taxation pursuant to K.S.A. 79-201(a) Second by reason that such property was constructed or purchased with the proceeds of the Bonds authorized by and in accordance with the Abatement Statute.

“Future Facility Additions” means any additions, improvements or renovations to or equipping of the Bond Financed Portion of the Project. As used herein, “Future Facility Additions” shall never include any future additions, improvements or renovations to or equipping of the Project that are exempt from ad valorem taxes.

“Lease Agreement” means the Lease Agreement dated as of December 1, 2005, between the City and the Company.

“Property” means all real and personal property subject to taxation pursuant to K.S.A. 79-101.

“Project” means acquiring, purchasing, constructing, installing and equipping a commercial project, consisting of an ethanol production facility, including land, buildings, structures, improvements, fixtures, machinery and equipment; all located in the City at 1304 South Main.

“Project Costs” means all costs and expenses of every nature paid from the proceeds of the Bonds and relating to the acquisition, purchase, construction and equipping of the Project.

“Project Site” means all of the real property described in Exhibit A attached hereto and by this reference made a part hereof.

ARTICLE II
EXEMPTION; PAYMENTS IN LIEU OF TAX

Section 2.1.                                Obligation of City to Effect Tax Abatement. The City agrees to use its best efforts to cause the Bond Financed Portion of the Project to be Exempt Property, and agrees to make all filings required by the Board of Tax Appeals; provided, however, the City shall not be liable for any failure

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of the Board of Tax Appeals to effect the exemption permitted by the Abatement Statute. The City covenants that it will not knowingly take any action that the City has knowledge may cause the Bond Financed Portion of the Project to no longer be Exempt Property. In the event the Bond Financed Portion of the Project is determined to no longer be Exempt Property, the City shall, at the Company’s request, cooperate with the Company in all reasonable ways to cause the Bond Financed Portion of the Project to be Exempt Property, including cooperating with the Company in any related litigation. The Company agrees to pay to the City the costs that the City incurs (including legal fees and expenses) in cooperating with the Company in the manner required by this Section.

Section 2.2                                   Term of Agreement. This Agreement shall become effective upon execution and, subject to earlier termination pursuant to the provisions of this Agreement (including particularly Article V hereof), shall terminate on January 1, 2016.

Section 2.3.                                No Abatement of Special Assessments. The City and the Company hereby agree that the Abatement Statute and any tax abatement with respect to the Project shall not apply to special assessments. In the event special assessments are ever abated, the Company hereby agrees that 100% of the amount of such abated special assessments shall be paid at the times and in the manner required.

Section 2.4.                                Compliance. The Company shall provide the City, upon the City’s request, with (i) copies of the requisitions submitted by the Company to the trustee for the Bonds in accordance with the Lease Agreement, (ii) a list containing a brief description and the amount of all costs of the Bond Financed Portion of the Project, and (iii) the total costs of the Project, all in such reasonable detail as the City shall request.

Section 2.5.                                No Abatement on Appraised Value of Future Facility Additions. In the event any Future Facility Additions are determined to be Exempt Property as a result of the issuance of the Bonds, this Agreement or for any other reason, the Company agrees that 100% of the amount of such abated ad valorem taxes attributable to the Future Facility Additions shall be paid to the City at the times and in the manner required by law. This provision shall not be construed as restricting the Company from applying to the City or to any other governmental entity for any future tax abatement in connection with any Future Facility Additions.

Section 2.6.                                Projected Construction Schedule. The Company expects to commence and complete construction of the Project as in accordance with the schedule set forth on Exhibit B.

ARTICLE III

COVENANTS OF THE COMPANY

Section 3.1.                                Inspection. The Company agrees that the City and its duly authorized agents shall have the right at reasonable times (during business hours), subject to at least 48 hours advance notice and to the Company’s usual business proprietary, safety and security requirements, to enter upon the Project Site to examine and inspect the Project and the records of the Company which demonstrate compliance with this Agreement.

Section 3.2.                                Compliance with Laws. The Project will comply in all material respects with all applicable building and zoning, health, environmental and safety ordinances and regulations and all other applicable laws, rules and regulations.

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Section 3.3.                                Construction. The Project will be constructed, equipped and operated in a manner that is consistent with the description of the Project herein. In the event the Project is constructed in a manner that the City determines, in its reasonable discretion, is materially inconsistent with the description of the Project herein, the City reserves the right to declare an Event of Default in accordance with Section 5.1 hereof.

Section 3.4.                                Employment Certification. At any time that the City may request, for the term of this Agreement, the Company agrees to provide a written certification to the City stating the total number of employees employed at the Project.

Section 3.5                                   Payment of Fees and Reimbursement or Payment of Costs. The Company agrees to promptly reimburse the City, upon receipt by the Company of an invoice from the City, for any amounts that the City pays to any other party as a result of the City pursuing, obtaining or maintaining the tax abatement granted to the Company pursuant to this Agreement. These costs shall include, but shall not be limited to, all fees and expenses for filings with the Board of Tax Appeals (including the existing $250 application fee and the $250 annual administration fee), legal notice publication expenses, and the costs and expenses of the City’s legal counsel. The Company agrees that the City may, in lieu of seeking reimbursement from the Company, forward any invoice received by the City to the Company, which invoice is for a cost which the City could seek reimbursement from the Company pursuant to this paragraph, and the Company agrees to promptly pay such invoice and to promptly provide the City with evidence of such payment.

ARTICLE IV

SALE AND ASSIGNMENT

The benefits granted by the City to the Company pursuant to this Agreement shall belong solely to the Company and such benefits shall not be transferred (other than to an affiliate of the Company), assigned, pledged or in any other manner hypothecated without the express written consent of the City; provided, nothing herein shall preclude the Company from assigning or pledging its interest in the Project so long as the Company continues to occupy the Project and otherwise remains responsible for its undertakings herein.

ARTICLE V

DEFAULT AND REMEDIES

Section 5.1.                                Events of Default. If any one or more of the following events shall occur and be continuing, it is hereby defined as and declared to be and to constitute an “Event of Default” hereunder:

(a)                                  the Company shall fail to perform any of its obligations hereunder;

(b)                                 the Company shall breach any covenant contained herein or any representation of the Company contained herein shall prove to be materially false or erroneous; or

(c)                                  the Company shall be in default under the Lease Agreement.

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Section 5.2.                                Remedies on Default. Upon the occurrence of an Event of Default hereunder, the Company shall be given 60 days (or such longer period as the City and the Company may agree), following written notice by the City to the Company of the occurrence of such Event of Default, to cure such Event of Default. If such Event of Default is not cured within such time, this Agreement may be terminated by written notice to the Company from the City. Such termination shall be effective immediately following delivery of such written notice. Upon such termination, the Exempt Property shall no longer be exempt from ad valorem property taxation.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1.                                Severability. If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, the validity and enforceability of the other provisions hereof shall not be affected thereby.

Section 6.2.                                Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Kansas.

Section 6.3.                                Execution in Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

CITY OF GARNETT, KANSAS

(SEAL)		By:	/s/ James A Shmidl
Mayor
ATTEST:

By:	/s/ Joyce E. Martin
City Clerk

Tax Abatement Agreement

East Kansas Agri-Energy, Series 2005

S-1

EAST KANSAS AGRI-ENERGY, L.L.C.

By:	/s/ William Pracht
William R. Pracht
Chairman and President

Tax Abatement Agreement

East Kansas Agri-Energy, Series 2005

S-2

EXHIBIT B

ESTIMATED CONSTRUCTION SCHEDULE

Event	Projected Date

Acquisition of Real Estate	September 2004

Commencement of Construction	November 2004

Substantial Completion of Construction	June 2005

Final Completion	July 2005

B-1